CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.1

Co-Development and Commercialization Agreement

This Co-Development and Commercialization Agreement (this “Agreement”) is made effective as of February 3, 2016 (the “Effective Date”) by and between Advaxis, Inc., a corporation formed under the laws of Delaware (“Advaxis”) having its place of business at 305 College Road East, Princeton, NJ 08540, and Especificos Stendhal SA de CV, a corporation formed under the laws of Mexico City and with headquartered in Av. Camino a Santa Teresa 1040, Mezannine, Jardines en la Montana, Tlalpan, C.P. 14210 Mexico D. F. (“Stendhal”; each of Stendhal and Advaxis are a “Party”, and together, the “Parties”).

RECITALS

WHEREAS, Stendhal has regional expertise in developing, obtaining regulatory approvals and commercializing pharmaceutical products in Latin American countries;

WHEREAS, Advaxis has expertise in developing pharmaceutical products and owns certain information, proprietary data, know-how and other intellectual property (i.e., patents, methods, techniques, specifications, formulae and the like) necessary to further develop and manufacture the Product (as defined in §2.1, below);

WHEREAS, Advaxis has filed an Investigational New Drug Application (IND) for its product candidate, ADXS-HPV, with the U.S. Food and Drug Administration (“FDA”);

WHEREAS, Advaxis is in the process of conducting a Global Phase 3 clinical trial of the Product, including in the Territory (the “Clinical Trial”);

WHEREAS, Stendhal wishes to provide assistance in the Clinical Trial of the Product in the Territory, including providing financial support, planning and advice, and helping to integrate and align patient sites within the Territory in the Clinical Trial;

WHEREAS, Stendhal wishes to market, promote and commercialize the Product within the Territory;

WHEREAS, Advaxis wishes to utilize Stendhal’s financial support and expertise in support of the clinical trial, marketing, promotion, regulatory approval and commercialization of the Product in the Territory;

WHEREAS, Advaxis and Stendhal wish to market, promote, and commercialize the Product for certain Latin American countries that shall include *, Brazil, *, Colombia, *, Mexico, * (collectively, the “Territory”), for the treatment of HPV-associated cancers or any future indications, combinations and presentations approved for the Product (the “Field”); and

WHEREAS, in accordance with the terms of this Agreement Advaxis will supply the Product to Stendhal in the Territory under a Stendhal brand in the Territory and Stendhal will provide the funding specified in this Agreement to support the Clinical Trial in the Territory.

NOW THEREFORE, in consideration of the payments and the mutual promises and conditions set forth in this Agreement, the sufficiency and adequacy of which are acknowledged, the Parties agree as follows:

1. Clinical Trial

1.1 Advaxis shall use Commercially Reasonable Efforts and commercially reasonable clinical practices to conduct the Clinical Trial. Advaxis shall include in the Clinical Trial such patient sites located in the Territory chosen by Advaxis in its discretion with the participation and advice of Stendhal. Advaxis shall keep Stendhal informed on a quarterly basis on the progress, developments and results of the Clinical Trial, except as may be prohibited by law, and shall promptly notify Stendhal upon learning of a relevant event that could have a material impact on the Clinical Trial or the Product. Stendhal shall advise Advaxis on and provide direction regarding relevant regulatory authorities and/or ethics committees in the Territory with jurisdiction over the Clinical Trial. The Parties agree that, Stendhal shall use Commercially Reasonable Efforts to obtain, and shall file for, all regulatory approvals from any regulatory authority with jurisdiction over the Product, in the Territory. The Parties further agree that the responsibilities of the Parties with respect to the clinical testing, promotion, marketing, and commercialization of the Product, including any regulatory approval from any regulatory authorities and/or ethics committees with jurisdiction over the sites of the Clinical Trial in the Territory, shall be set forth in greater detail as specified in the Project Plan as defined in §2.1, below.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	2

1-27-2016

1.2 Advaxis shall solely control and be responsible for the protocol for the Clinical Trial both inside and outside the Territory with consideration of comments and input from Stendhal. For the Clinical Trial and for marketing authorization outside the Territory, Advaxis shall be solely responsible for obtaining necessary regulatory authorizations, registrations, licenses, or approvals as may be necessary from the FDA or any institutional review board or ethics committees overseeing such trial or any other U.S. development activities to obtain marketing authorization in the U.S. (collectively, “FDA Trials”) along with anywhere else outside the Territory. For avoidance of doubt, Advaxis shall bear any and all costs and liability relating to or arising out of the FDA Trials, whether conducted inside or outside of the Territory, and shall indemnify and hold Stendhal harmless as to any and all such costs and liability. Any clinical trials, other than the Clinical Trial of the Product, that are conducted solely for the purpose of obtaining marketing authorization in the Territory will be at the discretion and under the decision, control and responsibility of Stendhal with consideration of comments and input from Advaxis and the right of Advaxis to use any such data arising from those clinical trials.

1.3 In addition to its commercialization, marketing, and promotion activities with regard to the Clinical Trial as specified in the Project Plan (as defined in Section 2.1 below), Stendhal shall provide up to US$10,000,000 to fund the enrollment of patients in the Territory in the Clinical Trial of the Product in the Territory (the “Support Payments”) during the Term of this Agreement. For purposes of computing the Support Payments, the Parties agree that, each year during the conduct of the Clinical Trial, Advaxis shall determine in good faith a portion of the total Clinical Trial costs that are allocable to the Clinical Trial in the Territory (the “Allocated Portion”), which Allocated Portion shall not exceed * (*) percent of the total Clinical Trial costs. Stendhal’s Support Payments shall be payable to Advaxis, after the Parties have agreed in writing that the Clinical Trial has commenced and during the conduct of the Clinical Trial, on March 31, 2017 and each March 31st thereafter an amount not to exceed the lesser of (i) * or (ii) US$* in any calendar year. The initial Project Plan pertaining to the Clinical Trial shall be agreed to by the Parties on or before March 31, 2016 and shall contain Project milestones agreed to by the Parties. In any calendar year in which the Project Plan milestones have not been achieved, the Stendhal Support Payment due on the following March 31st shall be suspended and shall not be due and payable until such time thereafter as the missed milestones for the prior calendar year shall have been achieved in accordance with the Project Plan. In no event shall Stendhal be required to pay more than US$10,000,000 in total in support of the Clinical Trial. Stendhal’s Support Payments shall cease on the earlier of: (x) the payment by Stendhal of US$10,000,000 in total Support Payments (including Stendhal’s internal expenses per the Project Plan) or (y) termination of the Clinical Trial. In the event the Clinical Trial is terminated before payment by Stendhal of the entire US$10,000,000 Support Payments has been completed, the support payment due to Advaxis in the year of termination shall be prorated to the date of termination of the Clinical Trial. In the event the Clinical Trial is suspended (but not terminated) before payment by Stendhal of the entire US$10,000,000 Support Payments has been completed, the Support Payments due to Advaxis in the year of suspension shall be suspended until the Clinical Trial recommences, and Support Payments shall recommence, on a schedule mutually agreed between the Parties. Certain internal expenses of Stendhal, as agreed to in the Project Plan and totaling not more than US$*, shall be counted towards Stendhal’s Support Payments obligation.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	3

1-27-2016

1.4 Each calendar year, the Parties will meet in October to forecast projected annual expenses for the next calendar year, with Stendhal’s annual contribution for any calendar year payable in Q1 of the following year. Advaxis will invoice Stendhal for its share of Clinical Trial support in accordance with Section 1.3 above. Payments will be due ninety (90) days following the date of invoice receipt.

1.5 Stendhal shall recoup the US$10,000,000 Support Payments as follows: Upon commencement of sales of the Product in the Territory, Stendhal will retain *% of the revenue shares specified in Section 4, below, i.e., Stendhal will receive both its *% revenue share and the *% Advaxis Revenue Share until the Advaxis *% portion equals the total Support Payments made by Stendhal under Section 1.4, above (such total not to exceed US$10,000,000). Once the said Support Payments made by Stendhal have been recouped by Stendhal from the Advaxis revenue share, the revenue shares shall thereafter be *% to Stendhal and *% to Advaxis, as specified in Section 4, below.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	4

1-27-2016

2. Project Activity

2.1 For purposes of this Agreement, the “Product” shall mean the product candidate described in BB-IND 13712, as filed on July 29, 2009 with the FDA, entitled “Live, Attenuated Listeria monocytgones Bacteria Expressing Human Papilloma Virus Type 16 E7 Tumor Antigen Linked to Listeriolysin O Protein (Lm-LLO-E7) (Lovaxin-C)”. For purposes of this Agreement, the “Project” shall mean the clinical testing, promotion, marketing, and commercialization of the Product by the Parties in the Territory. The Parties shall carry out their respective responsibilities related to the Project as provided in one or more project plans agreed upon by both Parties in writing (each, a "Project Plan"). The Project Plan shall be in such written format later agreed upon by the Parties and shall set forth the specific tasks to be performed by each Party, the timeline for performing the tasks, the estimated fees and expenses associated with the tasks, the payment schedule applicable to the tasks, format of deliverables associated with the tasks, and any other matters specified therein. Each Project Plan, which must be in writing and make express reference to this Agreement, shall automatically be incorporated and made a substantive part of this Agreement upon its execution by both Parties. In the case of a conflict between the terms of this Agreement and a Project Plan, the terms and conditions of this Agreement will control unless Advaxis and Stendhal expressly acknowledge in the Project Plan their intent to modify the terms and conditions of this Agreement. In the event of a conflict between the terms of any Project Plans, the terms of the latter Project Plan will control. Both Parties shall use Commercially Reasonable Efforts to achieve the timelines agreed upon by the Parties in the Project Plans. As used in this Agreement, “Commercially Reasonable Efforts” means the carrying out of a Party’s obligations under this Agreement with a level of effort, care and resources consistent with the efforts, care and resources that the Party who bears the performance obligation or a comparable third party in the industry would employ.

2.2 The Parties shall form a joint development team (the “Joint Development Committee” or “JDC”), made up of an equal number of representatives of Advaxis and Stendhal (not to exceed three (3) each), which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party shall designate a project manager (each a “Project Manager”) who shall be responsible for ensuring clear and responsive communication between the Parties and the effective exchange of information, serving as the primary point of contact for any issues arising under this Agreement, implementing and coordinating activities, and facilitating the exchange of information between the Parties, with respect to the co-development and commercialization activities. Other JDC members will be agreed to in writing by both Parties. The JDC shall meet as soon as practicable after the Effective Date, and thereafter no less than once each calendar quarter, and more often as reasonably necessary at the request of either Party with reasonable notice, to provide an update on progress of the co-development, promotion, marketing, and commercialization activities and make decisions and modifications regarding the same. Five (5) business days prior to any such meeting, the Stendhal Project Manager shall provide an update in writing to the Advaxis Project Manager, which update shall contain information with regard to Stendhal’s Project responsibilities, as well as any Stendhal comments about overall progress, including without limitation recruitment status, interim analyses (if results are available), final analyses, other information relevant to the conduct of the clinical trials, marketing authorization status updates for the Territory and projected timelines, Product launch dates, and Product sales in the Territory. The JDC will attempt to reach decisions by consensus. When consensus is not achieved on any matter, the matter will be escalated to the Stendhal CEO (or his/her designee) and the Advaxis CEO (or his/her designee) for resolution, and the matter shall be resolved by such individuals amicably within thirty (30) days after such escalation (“Resolution Period”). If a matter relating to this Agreement or a Project Plan does not achieve consensus and is not successfully resolved within the Resolution Period in accordance with this Section, the Parties agree to submit the unresolved matter to arbitration, as provided and in accordance with Section 13.6.

CONFIDENTIAL	5

1-27-2016

2.3 For the commercialization activities, Advaxis shall provide Stendhal with (i) an electronic draft of the final study report for any Project Plan, for Stendhal to provide comments to Advaxis within thirty (30) days of Stendhal’s receipt of the draft of the final study report and (ii) a final version of the final study report promptly following receipt of the Stendhal comments and Study Completion. Advaxis shall consider in good faith all comments provided by Stendhal on the final study report. “Study Completion” shall occur upon database lock of the Clinical Trial results.

2.4 Advaxis undertakes to promptly supply Stendhal with any documents in Advaxis’ possession reasonably necessary for Stendhal to file any local regulatory application within the Territory, including without limitation the registration dossier submitted to FDA by Advaxis for FDA regulatory approval of the Product (the “Dossier”). Stendhal shall acknowledge in writing receipt of the Dossier from Advaxis. If any documents or information not then available to the Parties are required to enable Stendhal to obtain or to maintain Product approval in the Territory, the Parties shall cooperate to obtain or to produce the documents and information reasonably required. Any further data which might be relevant to obtaining Product registration in the countries of the Territory shall be provided by Advaxis to Stendhal, as and to the extent they are available to Advaxis, according to appropriate timelines that agreed upon in the Project Plan. Advaxis shall keep Stendhal informed, on a regular and timely basis, of the progress of the development of the Product. Advaxis shall respond promptly to specific reasonable requests of Stendhal for information and, additionally, Advaxis shall inform Stendhal, within a reasonable time, of any adverse or negative results that could affect the approval of the Product by the FDA or in the Territory.

2.5 Stendhal shall (1) use Commercially Reasonable Efforts to carry out all obligations designated in the Project Plan in furtherance of obtaining all necessary regulatory authorizations, registrations, licenses, approvals, or as otherwise may be necessary, including, from any regulatory authority or ethics committee, to engage in the promotion, marketing, and commercialization activities in the Territory and Field; and (2) use Commercially Reasonable Efforts to promptly prepare, file and submit the relevant files and apply for applicable regulatory approvals within the Territory. Advaxis shall, upon reasonable request from Stendhal, use Commercially Reasonable Efforts to provide such complementary information, including safety and pharmacovigilance information necessary to support and maintain the regulatory approvals, it being understood that said complementary information shall form part of the Dossier. Within six (6) months of receiving the complete Dossier from Advaxis, Stendhal shall complete all initial filings required to obtain regulatory approval in the Territory. Stendhal shall diligently take appropriate actions to obtain regulatory approvals in the Territory, within * (*) months from receipt of the Dossier from Advaxis, or, where the competent local authorities do not accept submission of a new application while a previously submitted application is still under evaluation, within * (*) months of approval of such previously submitted application, unless unforeseen circumstances may impact regulatory timelines in which case the Parties will work together to secure the regulatory approval as quickly as possible.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	6

1-27-2016

2.6 Each Party shall permit representatives of the other Party, upon mutually agreeable notice, to visit and inspect the facilities in which Project Plan activities are being conducted and to observe the Project activities.

2.7 Each Party represents and warrants that, to its knowledge, no person who will perform activities under this Agreement has been suspended, debarred or subject to temporary denial of approval, nor is under consideration to be suspended, debarred or subject to temporary denial of approval, by the U.S. Food and Drug Administration or any foreign authority from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended, or any similar foreign laws. In the event that during the Term of this Agreement, either Party becomes aware that person who is or was involved in the performance of any activities on behalf of a Party under this Agreement becomes disbarred, or is in the process of disbarment, or are otherwise listed in the FDA’s Clinical Investigator Disqualification Proceedings database or has a hearing pending for disqualification, or any similar removal proceedings by a foreign authority, the disclosing Party will immediately notify the other Party in writing. Each Party further represents and warrants that, to its knowledge, no person who will perform activities under this Agreement has been (i) convicted of an offense related to any Federal or State healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (ii) excluded, suspended or is otherwise ineligible for Federal or State healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; or is otherwise ineligible for Federal or State healthcare program participation or (iii) debarred from or under any Federal or State healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a) or applicable foreign authority) In the event any of the foregoing occurs or is in the process of occurring Stendhal will promptly notify Advaxis.

CONFIDENTIAL	7

1-27-2016

2.8 Each Party agrees to maintain accurate books and records in connection with its performance in connection with any Project Plan ("Records"). All such Records will be held for a period of three (3) years after the expiration or termination of this Agreement. Copies of all Records shall also be made available by each Party for inspection by the other Party upon reasonable prior notice and provided that such inspection shall be conducted in a manner that does not unreasonably interfere with the normal business operation of the Party maintaining the Records. Records shall be considered Confidential Information of the Party that maintains the Records in question.

2.9 The Parties agree that the outcome of any registration efforts or regulatory approvals in the Territory cannot be guaranteed by Stendhal.

2.10 Other than the clinical research organization selected by Advaxis to assist with the Clinical Trial and the US or EU-based contract manufacturing organization selected by Advaxis to manufacture the Product, any subcontracting of a Party’s performance or obligations under the terms of this Agreement shall be approved in advance by both Parties in writing. Each Party shall ensure that each of its subcontractors is appropriately qualified and that appropriate regulatory notification or approval is received for the activities selected. Each Party shall further ensure that each of its subcontractors performs its obligations pursuant to applicable law and the terms and conditions of this Agreement, and such subcontracting Party shall be fully liable for such subcontracted services to the same extent as if such services were performed by that Party under this Agreement. Each Party shall verify that any subcontractors selected have not been disqualified, debarred, or excluded under applicable law.

2.11 Each Party shall advise the other and the Project Managers, by written or oral communications, on not less than a quarterly basis and, in the event of matters that a Party reasonably considers to require urgent attention, when requested, of the progress and status of the Project Plans, and each Party shall advise the other and the Project Managers promptly, by written or oral communications, of all significant developments regarding each Project Plan. The Project Managers shall confer as promptly as possible with regard to any such urgent or significant matters.

CONFIDENTIAL	8

1-27-2016

2.12 Each Party agrees to act in good faith in performing its obligations under this Agreement and shall notify the other Party as promptly as possible in the event of any delay that is likely to adversely affect its performance under this Agreement.

3. Product Supply

3.1 During the Term of this Agreement, Advaxis shall not, directly or indirectly, knowingly sell or supply (i) the Product, or (ii) any raw material and technology that Advaxis knows will be used to make the Product, in each case to any other person or entity within the Territory. Advaxis shall supply all required Product for all clinical trials within the Territory, including the Clinical Trial. Prior to approval of the Product in the Territory and when approval is imminent, the Parties agree to negotiate in good faith and enter into a separate supply agreement. Upon execution by both Parties, the supply agreement shall be incorporated into this Agreement and shall be a substantive part of this Agreement.

3.2 Advaxis agrees to manufacture and supply Stendhal’s total requirements of the Product, agreed to by the Parties in the Supply Agreement, to Stendhal in finished pharmaceutical form packaged for sale, unless otherwise agreed to by the Parties in writing. Advaxis covenants and agrees that the Products shall conform to the specifications and with the Stendhal Product labels approved in the marketing authorization in the applicable country of sale within the Territory, as notified in writing by Stendhal to Advaxis with sufficient advance notice to meet the supply obligations in this Agreement (the “Specifications”), and consistent with current GMP applicable in the country of manufacture, of which Stendhal shall notify Advaxis, and all applicable laws and regulations. Advaxis shall provide Stendhal with an English version of the current applicable GMP, and shall notify Stendhal as soon as possible, of any changes to such GMP. Advaxis shall supply the Product with at least * (*)* shelf life remaining, but in no case shall shelf-life upon shipment by Advaxis be less than * (*) *. Advaxis shall work with Stendhal and provide Product from multiple lots at no charge to secure Zone II and Zone IVb stability in the Territory.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	9

1-27-2016

3.3 At such time as Product sales can be reasonably anticipated, minimum purchase order, annual minimum purchase obligations, and a rolling Stendhal * (*) * forecast of Product supply needed, with a * (*) month frozen period for the Product shall be determined by the Parties and made a part of the Supply Agreement.

3.4 At any time during the Term of the Agreement if the Parties agree that market conditions affecting the sales of the Product have materially and adversely changed due to factors beyond their control, they will discuss in good faith such market conditions. Examples of such factors include: significant changes to product labeling and approved indications for Product, the introduction of competitive products that significantly reduce market share for the Product or changes in reimbursement for the Products. In determining whether factors have materially and adversely affected market conditions in the Product Territory, the Parties may consider how the factors or similar factors have affected sales of the Products in other countries outside of the Territory.

3.5 Advaxis shall deliver finished Product to Stendhal as vialed product in packaged form. Stendhal shall provide any information and reasonable advice and assistance necessary to Advaxis in order for Advaxis to modify its manufacturing practices as required to comply with applicable laws in the Territory. Advaxis will be solely responsible for ensuring such finished Product is compliant with the applicable laws in the Territory as disclosed by Stendhal to Advaxis. Stendhal will supply Advaxis with labeling for the Product and Stendhal will be solely responsible for ensuring such labeling is compliant with the applicable laws, regulations, guidelines, and standards of each jurisdiction within the Territory. Conditioned upon Stendhal’s performance of its obligations in the previous sentence, Advaxis will supply the Product to Stendhal with such labels as required for the specific countries in the Territory. If there is a change of the country in which the manufacturing facility is located, Advaxis shall notify Stendhal at least one hundred and eighty (180) days in advance of any delivery from such country in order to permit Stendhal to change the marketing approvals, and Advaxis shall provide Stendhal with information and documentation regarding such change of the country in which the manufacturing facility is located; and after receiving such notice and necessary information and documentation, Stendhal shall file the applicable amendments required regarding the Product’s registration. The Parties agree that the Product shall be manufactured in the US or EU to take advantage of existing Free Trade Agreements. Advaxis will certify, on an ongoing basis, that the Products manufacturing origin is either the US or EU. If for any reason, the Products manufacturing origin is moved from the US or EU, then Advaxis shall reimburse Stendhal for any additional importation taxes or duties. Any penalties and/or fines imposed on Stendhal due to delays or breaches with Stendhal’s clients caused by such change of country of the manufacturing facility or due to Advaxis’ delay in providing the relevant information in such regard, shall be reimbursed by Advaxis to Stendhal.

CONFIDENTIAL	10

1-27-2016

3.6 All commercial Product that Advaxis provides to Stendhal shall include package inserts based on local health-related requirements in the Territory upon notification provided by Stendhal to Advaxis. It is understood that this may include, by petition of the applicable governmental health authorities, medical samples, in which case Stendhal will timely advise Advaxis with respect to any applicable petitions.

3.7 Advaxis shall use Commercially Reasonable Efforts to deliver the Products on the agreed delivery dates. Advaxis shall allocate its available inventory and make deliveries in order to fill Stendhal’s orders and satisfy scheduled delivery dates. In the event that Advaxis is unable to satisfy its supply obligations for any reason, it will promptly notify Stendhal. In such case, except where Advaxis’ inability to satisfy its supply obligations results from a breach of this Agreement by Stendhal, Stendhal shall be relieved, to the extent of any such non-delivery, of its obligation to purchase the minimum purchase obligation, if any, for the pertinent calendar year. Such minimum purchase obligation for the pertinent calendar year shall be reinstated and prorated for the remaining calendar year upon resumption of Advaxis’ ability to meet its supply obligations. If Stendhal is subject to penalty or fine for not delivering Product that has already been forecast and accepted by Advaxis in writing, for any cause other than Force Majeure, Advaxis will discount from the following purchasing orders in full, the amounts that Stendhal was required to pay as a penalty or fine.

3.8 Stendhal will handle and store all Product supplied by Advaxis in accordance with Advaxis’ customary handling procedures for the Product and any special handling instructions set forth in a Project Plan, and will return or destroy, at the direction of Advaxis and in accordance with applicable local laws, all unused Product supplied by Advaxis. All arriving packages will be opened promptly following arrival and inspected thoroughly for correct labeling and packaging integrity. Stendhal will contact Advaxis via phone or email promptly about any receipt issues, including nonconformance, modifications in shipping conditions, or conditions of the Product which may delay processing, use, sale or distribution. Should any Product received not comply with any requirements provided in this Agreement or any Supply Agreement applicable to the Product, Stendhal promptly will communicate with Advaxis about the nature of the issue. More specific handling requirements may be set forth in the Project Plan. A certificate of analysis shall accompany each shipment of the Product to Stendhal. Advaxis shall be responsible for any failure of the Product to meet Specifications except that Stendhal shall be responsible to the extent any such failure is caused by shipping, storage or handling conditions occurring after delivery to Stendhal (and performance of the acceptance procedures). Replacement of Product found to be nonconforming due to circumstances occurring after delivery to Stendhal will be at Stendhal’s sole expense. Advaxis shall have the right to investigate any nonconformance reported by Stendhal, prior to any remedy being provided by Advaxis. Should Stendhal report any receipt issues, including nonconformance, modifications in shipping conditions, or conditions of the Product which may delay processing, use, sale or distribution, Advaxis shall have the right to investigate any such report, and be provided with a reasonable period to cure any reported nonconformance. Any reported nonconformance shall not be deemed a breach of the Agreement and shall not trigger the provisions of Section 3.6, except to the extent such nonconformance results in the imposition of a penalty or fine as referred to in Section 3.6 and is not the result of a wrongful act or omission by Stendhal.

CONFIDENTIAL	11

1-27-2016

3.9 Stendhal shall (i) use the Product solely for purposes of performing its obligations under this Agreement; (ii) not use the Product in any manner inconsistent with this Agreement; and (iii) use, store, transport, handle, sell, distribute and dispose of the Product in compliance with applicable law, as well as all reasonable instructions of Advaxis. Stendhal shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Product, and in particular shall not analyze the Product by physical, chemical or biochemical means except as necessary to perform its obligations under the Agreement or as required by applicable law.

3.10 Stendhal shall commercialize, market, promote, advertise, price, sell and distribute the Product in the Territory in compliance with applicable law.

3.11 Recalls of commercialized Product in the Territory shall be discussed and agreed upon by a special meeting of the JDC. The Parties will allocate the costs and expenses of a Product recall based on each Party’s relative fault with respect to the events giving rise to the recall; if it is determined that neither Party is at fault, then each Party shall bear such costs and expenses for each country within the Territory in proportion to such Party’s share of revenue for such Product in such country.

3.12 Stendhal shall have the right, with the prior written approval from Advaxis, which approval shall not be unreasonably withheld, conditioned or delayed, to establish one or more Stendhal re-packaging sites for the Product in the Territory to permit Stendhal to facilitate handling of minimum order quantities for smaller countries in the Territory, control inventory management and shelf life of the Product between countries within the Territory, more expeditiously address multiple label requirements and label updates mandated by regulatory agencies within the Territory, and otherwise respond to the particular needs of Product commercialization in the Territory. Any re-packaging by Stendhal shall comply with the terms and conditions of this Agreement, and be in full compliance with all applicable local and international laws.

CONFIDENTIAL	12

1-27-2016

4. Project Payments

4.1 *. Such Advaxis Finished Product Production Cost shall be *, subject to disclosure and annual audit on a schedule to be later agreed upon in writing between the Parties. In the case of any cost deviation of more than * percent (*%) in such Advaxis Finished Product Production Cost as compared to the initial agreed Advaxis Finished Product Production Cost, the Parties shall meet to discuss and negotiate in good faith appropriate adjustments, such that each Party’s overall profit margin with respect to sales of the Product will not be disproportionally affected as a result of such variations. The transfer price shall be set as an attachment to this Agreement as soon as valid finished Product production cost data is available and shall be subject to annual review and audit by the Parties.

4.2 Stendhal will submit to Advaxis a sales report (the “Monthly Report”), setting forth, on a country-by-country basis: (i) the country of sale; (ii) the date of each Stendhal sales invoice; (iii) the invoice number of each Stendhal sales invoice; (iv) the number of Units of the Product that Stendhal sold in such country during such calendar month; (v) Stendhal’s Invoiced Unit Price for the Product stated in local currency; (vi) Stendhal’s Total Invoice Amount for each invoice stated in local currency; (vii) any discount or commercial terms given to the customer and reflected on the invoice, stated in local currency; (viii) the Initial Net Sales amount (Total Invoice Amount less discounts and commercial terms) stated in local currency; (ix) the U.S. Dollar exchange rate for the local currency as of the last business day of such calendar month; (x) Stendhal’s Total Invoice Amount for each invoice stated in U.S. Dollars; (xi) actual duties and customs expenses incurred by Stendhal on the sale of the Product stated in U.S. Dollars; (xii) packaging, labeling, QA and manufacturing expenses incurred by Stendhal to finish the Product stated in U.S. Dollars; (xiii) Advaxis Finished Product Production Cost (i.e., the Product transfer price) to be provided by Advaxis; (xiv) Profit to be shared (Total Invoice Amount for each invoice less actual duties and customs expenses and less any packaging, labeling, QA and manufacturing expenses incurred by Stendhal to finish the Product stated in U.S. Dollars and less Advaxis Finished Product Production Cost to be provided by Advaxis, all expenses subject to disclosure and annual audit between the Parties,); (xv) Stendhal’s Revenue Share (percentage and U.S. Dollars); (xvi) the Advaxis Revenue Share (Profit to be Shared less Stendhal’s Revenue Share); For purposes of example only, a sample Monthly Report is annexed to this Agreement as Schedule 4.2.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	13

1-27-2016

4.3 Revenue Share; Monthly Balance. Subject to any additional amount for recoupment of Support Payments as specified in Section 1.5, above, the Stendhal Revenue Share shall be *% of the Profit to be Shared and the Advaxis Revenue Share shall be the *% of the Profit to be Shared. At the end of each quarter, Advaxis will issue an invoice to Stendhal for such amount, which invoice shall be due and payable within ninety (90) days from the invoice date.

4.4 As used in this Agreement and for purposes of the Quarterly Reports, the following definitions shall apply:

4.4.1	Initial Net Sales means Total Invoice Amount less Product returns, customary discounts and commercial terms, stated in local currency.

4.4.2	Profit to be Shared means *.

4.4.3	Advaxis Finished Product Production Cost has the meaning specified in Section 4.1.

4.4.4	Stendhal Revenue Share means *.

4.4.5	Advaxis Revenue Share means Profit to be Shared less Stendhal’s Revenue Share.

4.5 All payments made under this Agreement shall be in US Dollars (US$).  The currency exchange rate for the US$ to be used under this Agreement shall be the exchange rate for conversion of the foreign currency into U.S. Dollars, as published in the Wall Street Journal (U.S., Eastern Edition) as of the close of business on the last business day of the calendar month during which sales Product by Stendhal occurred.  In the case of a cumulative increase or decrease in the currency exchange rate of the currency of any country in the Territory to U.S. Dollar of more than ten percent (10%) as compared to the exchange rate in effect in such country as of the last date on which the Transfer Price was established, the Parties shall meet to discuss and negotiate in good faith adjustments to the Transfer Price such that each Party’s overall profit margin with respect to sales of the Product within such country that were affected by the rate fluctuation will not be disproportionally affected as a result of such exchange rate fluctuation.

4.6 Stendhal shall pay for all marketing authorization and registration costs in the Territory and those payments shall not be counted toward Stendhal’s overall $10,000,000 Support Payments provided pursuant to Section 1.3.

4.7 All payments by Stendhal to Advaxis under this Agreement shall be made in U.S. Dollars to the following account via wire transfer:

Chase Bank

ABA #*

Account Name: *

Account Number: *

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	14

1-27-2016

5. Intellectual Property Rights; Grant of License

5.1 Subject to the terms and conditions of this Agreement, solely within the Field and Territory and during the Term, Advaxis grants to Stendhal and its Affiliates (a) a non-transferable, exclusive license under the patents and patent applications specified in Schedule 5.1, and (b) a non-transferable, non-exclusive license to any information provided by Advaxis to Stendhal related to the Product, trademarks and patents and patent applications specified in Schedule 5.1 (collectively, the “Licensed Intellectual Property”), in each case with the right to sublicense the Licensed Intellectual Property to Stendhal subcontractors, and in each case for the sole purpose of and to the extent required (i) to perform its obligations hereunder, and (ii) to import, commercialize, re-package, distribute, market, promote, offer for sale and sell the Product in the Field and in the Territory. Stendhal shall only grant sublicenses to the Licensed Intellectual Property to its subcontractors pursuant to a written Agreement, which shall be provided in advance, to Advaxis for prior approval, which will not be unreasonably withheld. Upon executing such an agreement granting a sublicense, Stendhal shall notify Advaxis and provide copies of executed sublicenses, to Advaxis. The Parties agree to amend Schedule 5.1 from time to time (i) to add additional patent or trademark registrations as they are granted to Advaxis and which the Product would otherwise infringe, or (ii) as the scope of pending claims changes during prosecution of pending patent applications. Advaxis shall maintain and keep current all Schedule 5.1 patent and trademark registrations in the Territory during the Term of this Agreement. The Product shall be marketed and sold in the Territory by Stendhal, its Affiliates, and its permitted sublicensees under a Stendhal-owned brand name. For avoidance of doubt, the license granted to Stendhal and its Affiliates in this Agreement includes but is not limited to the right to grant sublicenses to sublicensees that are local distributors in each country of the Territory, permitting such sublicensees to import, commercialize, distribute, market, promote, offer for sale and sell the Product in the Field and in the Territory, and to disclose to such third parties such Confidential Information (as defined in Section 6.1, below) to the extent necessary and appropriate to carry out such third parties’ obligations; provided, however, that any such disclosure shall be made only under a written confidentiality agreement having terms at least as restrictive as those provided in this Agreement. The Parties agree that wholesalers shall not require a sublicense from Stendhal to sell the Product in the Territory on behalf of Stendhal. Local registration (i.e., regulatory, pricing and reimbursement approval), promotion, marketing, sale and distribution of the Product within the Territory for any present and future approved indication, form and presentation will be the sole responsibility of Stendhal. Advaxis grants to Stendhal and its Affiliates and sublicensees, during the Term, a non-transferable, royalty-free, irrevocable license to use, copy, have copied, distribute and disclose any Product data and Clinical Trial data in Advaxis’ possession or control reasonably required by Stendhal to obtain and maintain registration of the Product in the Territory. Registration of the Product in the Territory shall be in the name of Stendhal, its Affiliates or distributors and Stendhal, its Affiliates or distributors shall exclusively hold any marketing authorizations in the Territory. Subject to terms and conditions to be negotiated in good faith by the Parties, the rights granted by Advaxis to Stendhal under this Agreement are inclusive of any combination product developed by Advaxis that contains the active pharmaceutical ingredient of the Product.

CONFIDENTIAL	15

1-27-2016

5.2 Stendhal shall own the brand name and associated trademarks for the Product in the Territory. Product packaging design shall be in Stendhal’s reasonable discretion. Stendhal shall be solely responsible for all expenses associated with filing and maintaining trademark registrations for the brand name owned by Stendhal in the Territory. Stendhal shall indemnify, defend, and hold Advaxis harmless from and against any dispute arising from the authorized use of the Stendhal brand name and associated Stendhal trademarks for the Product in the Territory. Stendhal hereby grants Advaxis a non-exclusive, full-paid up, royalty-free, irrevocable license to use and refer to the brand names and associated trademarks, for the Product, in the Territory.

5.3 Advaxis is, and shall be, the exclusive owner of all right, title and interest, including any intellectual property rights therein, in and to the Product and any inventions, patents, improvements, copyrights, ideas, designs, methods, prototypes, finished product, data, data collections and databases, information, works of authorship or expression, trade secrets, formulas, processes, concepts, techniques, compounds, inventions, discoveries, improvements, technology and know-how, whether or not patentable, including all patent applications, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing, that is invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected or exists by Stendhal, any of its Affiliates, or any of its sublicensees or contractors, whether alone or jointly, in furtherance of the performance of any obligations or of any rights granted or sublicensed pursuant to this Agreement (collectively, the "Developments"). For avoidance of doubt, Developments shall not include market authorizations, Product registrations and applications for Product registrations, and Stendhal trademarks, which shall be the sole and exclusive property of Stendhal, its Affiliates and distributors, as applicable. Stendhal agrees, and shall cause its employees, Affiliates, and contractors to agree, that with respect to any Developments that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Developments are hereby deemed a “work made for hire” for Advaxis. To the extent that any of the Developments do not constitute a “work made for hire,” Stendhal hereby irrevocably assigns to Advaxis, and shall cause its employees, Affiliates, and contractors to irrevocably assign to Advaxis, in each case without additional consideration, all right, title and interest throughout the world in and to the Developments, including all intellectual property rights therein. Upon Advaxis’ request, Stendhal shall, and shall cause its employees, Affiliates, and contractors to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Advaxis to prosecute, register, perfect or record its rights in or to any Developments. Advaxis shall have the right to incorporate the relevant data and results in any regulatory filings and use any such data or results in filing for additional patents. The Parties agree to and shall use reasonable care in inventorying, handling and safeguarding all Licensed Intellectual Property and Developments. Advaxis grants to Stendhal an exclusive license, solely within the Field and Territory, to use the Developments for purposes in furtherance of the Project or any Project Plan. During the Term of this Agreement and for five (5) years after termination of the Agreement for any reason, Stendhal shall not discard or destroy any original records or documentation, without prior written permission from Advaxis. Pursuant to a written request from Advaxis prior to the end of the five (5) year period, Stendhal shall return to Advaxis all original records and documentation received from Advaxis, subject to any record retention requirements imposed by law.

CONFIDENTIAL	16

1-27-2016

5.4 Notwithstanding anything in this Agreement to the contrary, Stendhal understands and agrees that it shall have no ownership rights in or to any regulatory filing, intellectual property or approval in the United States or outside the Territory in respect of the Product; provided, however, that Advaxis agrees to provide Stendhal with the right to access and use any such regulatory filing in the United States together with any associated data in Advaxis’ possession or control for the purposes of obtaining or maintaining Product approval in the Territory while this Agreement remains in effect.

5.5 Stendhal acknowledges that the Licensed Intellectual Property and Product shall be used exclusively for the Project, in the Territory and shall not be used for the benefit of any third party, except to the extent permitted for Stendhal Affiliates and subcontractors. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any intellectual property rights or ownership interest or other right, title or interest in, to or under any intellectual property or Confidential Information of the other Party, whether by implication, estoppel or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.

5.6 In the event that, at any time during the Term of this Agreement, Advaxis develops or acquires the right to distribute and license a product in the Territory that competes with the Product in the Field (a “Competing Product”), Advaxis shall offer to Stendhal a first negotiation right to distribute, promote, market and sell said Competing Product in the Territory to the extent Advaxis has the right to sublicense or distribute such Competing Product in the Territory. Stendhal shall have sixty (60) days from notification by Advaxis to exercise said first negotiation right and to decide, by written election to Advaxis, whether it is interested in said Competing Product or not. If Stendhal decides to exercise the first negotiation right, it shall do so by notifying Advaxis in writing. Upon notification by Stendhal, the Parties shall then discuss and seek an agreement in good faith on all terms and conditions of an appropriate distribution and license agreement to be entered into between the Parties in relation to the Competing Product, providing, inter alia, conditions of supply and marketing of the Competing Product, appropriate minimum sales obligations, launching term, and other relevant commercial terms and conditions. If Stendhal decides not to exercise said first negotiation right or if the Parties are unable to reach and execute an agreement on said terms and conditions within three (3) months from the date of Stendhal's notification of interest to Advaxis, Advaxis shall be free to fully exploit said Competing Product in the Territory.

CONFIDENTIAL	17

1-27-2016

6. Confidentiality

6.1 Both Advaxis and Stendhal agree that, subject to the limitations set forth in Section 6.3 hereof, all information disclosed to the other Party (“Recipient”), whether in oral, written or graphic form, shall be deemed the "Confidential Information" of the disclosing Party (the “Discloser”). Further, Confidential Information shall also include any scientific, technical, trade or business information, intellectual property, data or materials possessed by a Party which is treated by such Party as confidential or proprietary, including information pertaining to strains, cells, antibodies, organisms, chemical compounds, products, formulations, technologies, techniques, methodologies, algorithms, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, results, applications, documents, processes, compositions, inventions, trade secrets, protocols, regulatory information, relationships with employees and consultants, business plans, business developments, research, development, process development, manufacturing, commercialization, and marketing, and any other confidential information about or belonging to a Party’s Affiliates, suppliers, licensors, licensees, partners, collaborators, customers or others, and is provided by the Discloser to the Recipient under this Agreement.

6.2 Each Party agrees that, except in connection with the performance of its obligations under this Agreement or the exercise of its rights or licenses under this Agreement, it will not otherwise use in any way, including for its own benefit or the benefit of any third party, nor disclose or transfer to any third party, any Confidential Information revealed to it by the other Party; provided, however, that Confidential Information may be disclosed pursuant to a regulation, law, court order or rule of any applicable securities exchange, but only to the minimum extent required to comply with such regulation, order, or rule and with advance written notice to the Discloser; and provided further that a Recipient may disclose Confidential Information to its subsidiaries, Affiliates, professional advisors, consultants, agents provided that they are under confidentiality and use limitations consistent with those in this Agreement and such Party will be liable for breaches of the restrictions set forth in this Agreement by all such persons. Each Party will protect and safeguard the confidentiality of the other Party’s Confidential Information with at least the same degree of care as such Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care.

CONFIDENTIAL	18

1-27-2016

6.3 Both Advaxis and Stendhal agree that, notwithstanding the foregoing provisions of this Section 6, the obligations of confidentiality shall not be deemed to apply to:

(a) Confidential Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the Recipient.

(b) Confidential Information that was known by or in the possession of the Recipient at the time of receiving such information from the Discloser as evidenced by written records.

(c) Confidential Information obtained by the Recipient from a third party source who is not breaching a commitment of confidentiality to the Discloser by revealing such information to the Recipient.

(d) Confidential Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party.

(e) Confidential Information that is independently developed by the Recipient, outside the scope of any Project under this Agreement, without the use of and/or reference to the Discloser’s Confidential Information.

(f) Confidential Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; provided, however, the Discloser notifies the Recipient in writing and gives the Recipient reasonable time to comment on the same prior to disclosure.

6.4 During the Term of this Agreement and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as expressly authorized in and subject to Section 6.2. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each Party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the Discloser.

CONFIDENTIAL	19

1-27-2016

6.5 Both Parties shall require that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other Party, and any other third parties who might have access to Confidential Information, use such Confidential Information only as permitted and in a manner consistent with the terms of this Agreement, and in accordance with the terms set forth in this Section 6. Stendhal may disclose to its Affiliates and valid third-party sublicensees such Confidential Information, but only as required and to the extent necessary for such third parties and Affiliates to carry out such Affiliate or sublicensee’s obligations; provided, however, that any such disclosure shall be made only under a written confidentiality agreement having terms at least as restrictive as those provided in this Agreement. In the event any Confidential Information is improperly disclosed by a Party or such Party’s Affiliate or sublicensee, the disclosing Party shall bear all costs and burdens involved in enforcing the confidentiality of the disclosed information, and mitigating any damages suffered by Advaxis and Stendhal as a result of the improper disclosure. No Confidential Information shall be disclosed to any employees, subcontractors, agents, consultants, Affiliates, or sublicensees who do not have a need to receive such information.

6.6 To the extent either Party discloses Confidential Information of the other Party to an employee, consultant, subcontractor, or other third-party (collectively "Agents") or permits an Agent to have access to such Confidential Information, such Party shall assign to the other Party any claims it may have against the Agent as a result of the Agent further disclosing or misusing such Confidential Information.

7. Publications and Publicity

7.1 Each Party may include the other Party’s name and logo on its website and marketing materials so long as any such usage is limited to reporting factual events or occurrences only (for example, referencing the fact that the partnership is occurring) and does not constitute a commercial endorsement of the products and services of the other Party. Either Party may issue a press release announcing the relationship governed by this Agreement provided that the form and substance of each such release must be approved in advance by both Parties, which approval shall not be unreasonably withheld or delayed.

7.2 Advaxis shall have sole right to present and/or publish the results of the Projects hereunder as they relate to the Clinical Trial or the Product. In any such publication or presentation, Advaxis will acknowledge Stendhal’s contribution (including authorship if appropriate under the circumstances and customary practice). Publication regarding any other clinical trials or data must be agreed upon in advance as between the Parties.

CONFIDENTIAL	20

1-27-2016

8. Covenants; Representations and Warranties

8.1 Stendhal hereby represents, warrants and covenants to Advaxis that:

(a) it shall use Commercially Reasonable Efforts to perform the activities services required to be performed by it hereunder in a professional and competent manner and in accordance with the Project Plan;

(b) all activities and services rendered shall be provided in material compliance with the applicable laws of the Territory.

(c) it is duly organized and validly existing under the laws of its jurisdiction of incorporation and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder.

(d) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action by Stendhal.

(e) it has no knowledge, after due inquiry using Commercially Reasonable Efforts, of any third party’s rights that would preclude Stendhal from the marketing, promotion, commercialization and sale of the Product in the Territory on the terms and conditions of this Agreement.

(f) this Agreement is a legal and valid obligation binding upon Stendhal and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Stendhal does not violate, conflict or breach any provisions of (i) its articles of incorporation or by-laws or similar constituent documents, (ii) any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor (iii) any laws or regulations of any court, governmental body or administrative or other agency having jurisdiction over it; and all approvals, consents or licenses that are required by any governmental authority or that must be obtained by Stendhal in order to enable it to enter into this Agreement and to perform its current obligations hereunder in accordance with all applicable laws and regulations, have been or will be obtained by Stendhal.

CONFIDENTIAL	21

1-27-2016

(g) it has not and will not intentionally withhold from Advaxis any information or specification related to the Product that it knows could materially limit or otherwise impede the registration, commercialization and safe use of the Product.

8.2 Advaxis hereby represents, warrants and covenants to Stendhal that:

(a) it shall use Commercially Reasonable Efforts to perform the activities services required to be performed by it hereunder in a professional and competent manner and in accordance with the Project Plan.

(b) all activities, services, and any goods rendered shall be provided in material compliance with the applicable laws.

(c) it is duly organized and validly existing under the laws of its jurisdiction of incorporation and has full legal right, power and authority to enter into this Agreement, to grant to Stendhal the licenses, permissions and rights contained in this Agreement, and to perform its obligations hereunder.

(d) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action by Advaxis.

(e) to the best of its knowledge after reasonable inquiry, as of the Effective Date, there is no (i) third party right that would preclude Stendhal from the marketing, promotion, commercialization and sale of the Product in the Territory on the terms and conditions of this Agreement, (ii) third-party infringement inside or outside the Territory of Advaxis’s rights, intellectual property, patent rights, and know-how, or (iii) Advaxis issued or valid patent or intellectual property right that would preclude Stendhal from the marketing, promotion, commercialization and sale of the Product in the Territory on the terms and conditions of this Agreement.

(f) any patents owned by or licensed to Advaxis, the claims of which cover the Product, are valid and enforceable in the Territory.

CONFIDENTIAL	22

1-27-2016

(g) to the best of its knowledge after reasonable inquiry, as of the Effective Date, no third party license of any intellectual property right is necessary for the development or commercialization of the Product in the Territory.

(h) it will use Commercially Reasonable Efforts to maintain during the Term of this Agreement the Licensed Intellectual Property.

(i) to Advaxis’s actual knowledge there is, as of the Effective Date, no claim or proceeding pending or threatened against Advaxis alleging that the Licensed Intellectual Property infringes the intellectual rights of any third party inside or outside the Territory.

(j) this Agreement is a legal and valid obligation binding upon Advaxis and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Advaxis does not violate, conflict or breach any provisions of (i) its articles of incorporation or by-laws or similar constituent documents, (ii) any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor (iii) any laws or regulations of any court, governmental body or administrative or other agency having jurisdiction over it; and all approvals, consents or licenses that are required by any governmental authority or that must be obtained by Advaxis in order to enable it to enter into this Agreement and to perform its current obligations hereunder in accordance with all applicable laws and regulations, have been or will be obtained by Advaxis.

(k) it has not and will not withhold from Stendhal any information or specification related to the Product that it knows could in materially limit or otherwise impede the registration, commercialization and safe use of the Product.

(l) it shall use Commercially Reasonable Efforts to provide in a timely manner and in English version to Stendhal all documents and information which it possesses or controls that is necessary for Stendhal to obtain and maintain the Product approval and registration during the Term in the Territory. If any documents or information not then available to the Parties are required to enable Stendhal to obtain or to maintain Product Approval in the Territory, the Parties shall cooperate to obtain or to produce the documents and information reasonably required.

CONFIDENTIAL	23

1-27-2016

(m) all Product that it shall manufacture, store, ship or distribute to Stendhal shall be manufactured, stored, shipped or distributed in material compliance with all applicable laws.

(n) it is free to enter into this Agreement; and it has the legal power, authority and right to perform its obligations hereunder.

(o) notwithstanding anything in this Agreement to the contrary, any Product made, stored, shipped or distributed under any license granted pursuant to this Agreement will not infringe the intellectual property rights of any third parties.

8.3 Each of Advaxis and Stendhal represents and warrants to the other that it has the full right and authority to enter into this Agreement and to perform its obligations hereunder.

8.4 In performing their respective obligations hereunder, the Parties acknowledge that their corporate policies require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner which is consistent with all applicable laws, including without limitation the U.S. Foreign Corrupt Practices Act (or similar foreign laws as may be applicable) and good business ethics. In addition, the Parties have provided each other with copies of their Codes of Business Conduct, which may be updated from time to time. Specifically, each Party agrees that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

8.5 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ADVAXIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCT.

CONFIDENTIAL	24

1-27-2016

9. Indemnification; Limitation of Liability

9.1 Stendhal shall indemnify and hold Advaxis and its Affiliates and its and their respective officers, directors, agents and employees (“Advaxis Indemnitees”) harmless from and defend them against any and all liabilities, losses, proceedings, suits, actions, damages, judgments, settlements, claims or expenses of any kind, including court costs and reasonable attorneys’ fees (collectively, “Losses”) incurred by any Advaxis Indemnitee as a result of any third party allegations, claims, proceedings, suits or actions of any kind and of any nature whatsoever (“Claims”) that arise out of or are based on: (a) any grossly negligent or willful act or omission by Stendhal, its Affiliates, subcontractors or sublicensees; (b) any material breach of this Agreement, including any covenant, warranty or representation herein, by Stendhal; (c) any personal injury claim arising solely from any false or unauthorized statement by any Stendhal personnel or personnel of its Affiliates, subcontractors or sublicensees with respect to the features of Product; except, in each case, to the extent such Claims falls within the scope of the indemnification obligations of Advaxis set forth in Section 9.2.

9.2 Advaxis shall indemnify and hold Stendhal and its Affiliates and its and their respective officers, directors, agents and employees (“Stendhal Indemnitees”) harmless from and defend them against any and all Losses incurred by any Stendhal Indemnitee as a result of Claims that arise out of or are based on: (a) any grossly negligent or willful act or omission by Advaxis, its Affiliates, subcontractors or sublicensees; (b) any material breach of this Agreement, including any covenant, warranty or representation herein by Advaxis; (c) any product liability Claims relating to or arising out of the use or sale of the Product; (d) any Claims based on the alleged invalidity or unenforceability of any Advaxis Licensed Intellectual Property; and (e) any Claims based on the alleged infringement of any patent by the Product; except, in each case, to the extent such Claims falls within the scope of the indemnification obligations of Stendhal set forth in Section 9.1.

9.3 Any indemnitee seeking to be indemnified hereunder (“Indemnified Party”) shall notify promptly in writing the other Party (“Indemnifying Party”) of any actual or potential claim in respect of which indemnification may be sought as soon as possible but in any event no later than thirty (30) days after becoming aware (or after the day the Indemnified Party ought to be aware), by registered letter with acknowledgement of receipt, together with any relevant documentation supporting the claim as well as the estimated amount of the claim.

CONFIDENTIAL	25

1-27-2016

9.4 Upon receipt of notice the Indemnifying Party shall have the right, but not the obligation, to defend against, control the defense of, and settle any such claim. If the Indemnifying Party elects to assume the defense of any claim, the Indemnifying Party shall no longer be liable for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense. The Indemnified Party shall co-operate with the Indemnifying Party in the defense of any Claim and shall be entitled to participate in the defense of such action; provided, however, the decisions of counsel for the Indemnifying Party shall be controlling and the Indemnified Party shall be responsible for the expenses of its own counsel, if any. There shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the Indemnifying Party, and the Parties agree to cooperate fully and in good faith with each other in connection with the defense, negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing, and the Indemnifying Party shall pay the reasonable expenses of defense including reasonable attorneys’ fees incurred by the Indemnified Party in such defense.

9.5 Any common or joint liability of the Parties contemplated by this Agreement which is not indemnifiable under Section 9 shall be shared equally by the Parties.

9.6 IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY (INCLUDING CONSEQUENTIAL LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THE COMMERCIALIZATION, DEVELOPMENT OR SUPPLY OF PRODUCT OR ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER. ThE LIMITATIONS OF THIS SECTION 9.6 SHALL however not be applicable (except with regard to any punitive damages which are in any case excluded), with respect to (A) breach by either Party of the confidentiality obligations set forth in this Agreement, or (b)termination DUE TO A breach OF THIS AGREEMENT by advaxis, provided, however, that in the event of such a termination total damage payments to stendhal shall not exceed the total amount of support payments received by advaxis less the amount of support payments recouped by stendhal under section 1.5.

CONFIDENTIAL	26

1-27-2016

10. Term and Termination

10.1 This Agreement will commence on the Effective Date and shall continue for a period of twenty (20) years (the “Term”); provided, however, that if one or more Project Plans remain outstanding and active at the end of such twenty-year period, the expiration date shall be automatically extended until the scheduled completion date of the last such Project Plan.

10.2 If either Party commits a breach or defaults on any terms or conditions of this Agreement or a Project Plan, and that Party fails to remedy such breach or default within sixty (60) days after receiving written notice, in accordance with Section 12, of the breach or default from the other Party, then the Party giving notice may, at its option, immediately terminate this Agreement at the end of the 60-day notice period by providing written notice to the other Party of such termination in accordance with Section 12.

10.3 This Agreement may be terminated by Advaxis with or without cause during the conduct of the Clinical Trial by providing notice of such termination in accordance with Section 12. The effective date of such termination by Advaxis shall be thirty (30) days from the date the notice of termination is given, unless a later date is specified in the notice. Such termination shall be subject to the provisions of Sections 10.45 and 10.56. If the Agreement is terminated by Advaxis for cause during the conduct of the Clinical Trial, any Support Payments owed by Stendhal to Advaxis shall be prorated to the effective date of termination. If the Agreement is terminated by Advaxis without cause during the conduct of the Clinical Trial, any Support Payments paid by Stendhal to Advaxis prior to the effective date of termination shall be refunded by Advaxis to Stendhal within sixty (60) days from the effective date of termination.

CONFIDENTIAL	27

1-27-2016

10.4 This Agreement may be terminated by Stendhal with or without cause by providing noticed notice of such termination in accordance with Section 12, and the effective date of any termination by Stendhal pursuant to this Section 10.4 shall be thirty (30) days from the date the notice of termination is received by Advaxis, unless a later date is specified in the notice provided by Stendhal. Such termination shall be subject to the provisions of Sections 10.5 and 10.6. If the Agreement is terminated by Stendhal without cause during the conduct of the Clinical Trial, any Support Payments owed by Stendhal to Advaxis shall be prorated to the effective date of termination. If the Agreement is terminated by Stendhal with cause before it has fully recovered the $10,000,000 Support Payments pursuant to Section 1.5, above, any Support Payments paid by Stendhal to Advaxis prior to the effective date of termination that have not been recovered by Stendhal pursuant to Section 1.5, shall be refunded by Advaxis to Stendhal within sixty (60) days from the effective date of termination.

10.5 Termination of this Agreement pursuant to Section 10.2, Section 10.3, or Section 10.4 will simultaneously terminate all Project Plans then outstanding as of the effective date of termination. In the event of termination, the Parties shall adjust between them all fees and expenses accrued and owing to the effective date of termination. In the event of termination of this Agreement, Stendhal shall return all Product according to Advaxis’ instructions. With respect to any Product orders from Stendhal that were previously accepted by Advaxis prior to notice of termination and that are outstanding at the effective date of termination pursuant to Section 10.3 or Section 10.4, Advaxis shall, at Stendhal’s written request, fulfill such Product orders in accordance with the terms and conditions of this Agreement and the Supply Agreement notwithstanding any termination of this Agreement pursuant to Section 10.3 or Section 10.4.

10.6 Upon expiration or termination of this Agreement for any reason, each Party shall, and procures that its Affiliates shall, promptly terminate using any and all Confidential Information received from the other Party and, subject to any law or regulation or any order of court or arbitration tribunal, Stendhal shall deliver to Advaxis all data and results in its possession that resulted from the conduct of the Project Plans prior to the effective date of termination, and Stendhal shall deliver to Advaxis a copy of the complete records (including, without limitation, laboratory records and case report forms) regarding the Project Plans. Upon termination of this Agreement, all licenses granted under this Agreement shall automatically terminate together with the Agreement.

CONFIDENTIAL	28

1-27-2016

10.7 Notwithstanding anything in this Agreement to the contrary, upon termination of this Agreement, Advaxis and Stendhal shall cooperate to: (a) terminate the Project in a manner which recognizes the best interests and welfare of any subjects in any clinical trials and is designed to be safe for subjects enrolled in such clinical trials in accordance and compliance with all applicable laws and regulations.

11 Insurance

11.1 Each Party, at its own expense, represents, warrants and covenants that it shall maintain in full force and effect during the Term of this Agreement, insurance to include:

(a) General liability insurance including products liability and completed operations with limits of liability not less than $* per occurrence and $* in the aggregate. Such limit requirements may be satisfied by excess or umbrella coverage; and

(b) If applicable, any insurance required by state or local jurisdiction law for employees and employer's liability insurance with limits not less than $*.

(c) Provided that a Party maintains not less than the amount of insurance coverage required by this Section 11.1, the amount of such insurance carried by each Party shall constitute the limit of such Party’s liability to the other Party under this Agreement, except for product liability claims for which liability shall not be so limited. Certificates evidencing the required insurance or self-insurance shall be provided to the other Party as reasonably requested. Each Party shall endeavor to provide the other Party with thirty (30) days prior written notice of any cancellation or material reduction of required coverage. All insurance policies shall be written by a company with an A.M. Best rating of at least A-, VIII, or equivalent rate and shall provide coverage that includes the Territory.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	29

1-27-2016

12. Notices

12.1 Any and all notices provided hereunder shall be sent to the other Party by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

If to Advaxis: Attention: Daniel J. O’Connor

305 College Road East
Princeton, NJ 08540
Phone: 609-452-9813
Fax: 609-452-9818

If to Stendhal: Attention: Carlos Arenas Wiedfeldt, CEO with copy to Fabiola Quezada Nieto, General Counsel

Especificos Stendhal S.A. de C.V.
Camino a Santa Teresa 1040, mezzanine,
Col. Jardines en la Montaña, C.P. 14210
México, D.F.
Phone: 55 2000 66 30

Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand-delivered, electronically delivered or sent by facsimile transmission.

13. General Provisions

13.1 This Agreement shall not be assignable by either Party without the prior express written consent of the other Party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect. For purposes of this Agreement, a transfer by either Party of all or substantially all of its stock or assets shall be deemed an assignment. As used in this Agreement, the term "Affiliate" means any person, corporation, partnership or other business entity, and the employees and agents thereof, which, directly or indirectly, is controlled by, controls, or is under common control with Advaxis or Stendhal. For purposes of the previous sentence, the term "control" means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation, partnership, or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

CONFIDENTIAL	30

1-27-2016

13.2 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

13.3 No delay or omission by either Party to exercise any right under this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained. No waiver or discharge of any provisions of this Agreement shall be valid unless it is in writing and is executed by the Party against whom such change or discharge is sought to be enforced.

13.4 If a judicial determination is made that any of the provisions contained in this Agreement constitute an unreasonable restriction.25inn against either Party or are otherwise unenforceable, such provision or provisions shall be rendered void or invalid only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable, and the remainder of this Agreement shall remain operative and in full force and effect.

13.5 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as though made and to be fully performed in said State.

13.6 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, before a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of the arbitration shall be New York, New York, and the language of the arbitration shall be English. The arbitrator shall have the authority to issue interim and injunctive relief during the pendency of the arbitration. Except by order of the arbitrator upon a showing of good cause, there shall be no requests for admission and no depositions. If disputes arise concerning discovery requests, the arbitrator shall have sole and complete discretion to determine the disputes. The confidentiality provisions of this Agreement shall not apply to the disclosure of Confidential Information to the arbitrator, but the arbitrator may take such precautions as deemed necessary to protect the confidentiality of the proprietary information of the Parties.

CONFIDENTIAL	31

1-27-2016

13.7 No provision of this Article 13 shall limit the right of a Party to seek provisional or ancillary injunctive remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration. The exercise of a remedy does not waive the right of either Party to resort to arbitration. The institution and maintenance of an action for judicial relief through a provisional or ancillary remedy shall not constitute a waiver of the right of either Party to submit the controversy or claim to arbitration if the other Party contests such action for judicial relief.

13.8 If either Party commences legal or arbitral proceedings to enforce the provisions of this Agreement, any arbitration award or the collection of any judgment, the substantially prevailing Party, as determined by the court or arbitrator, shall be entitled to recover, in addition to any damages from the other Party, the reasonable costs incurred in connection with such enforcement including, but not limited to, attorneys’ fees, expenses and costs of investigation and litigation or arbitration, as well as the enforcement of any award or judgment.

13.9 Headings. The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

13.10 This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and there are no related understandings or agreements other than those that are expressed herein, and no change of any provision of this Agreement shall be valid unless it is in writing and is executed by the Party against whom such change is sought to be enforced. The Parties recognize that, during the Term of this Agreement, a purchase order, acknowledgement form or similar routine document (collectively "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to a Project Plan performed during the Term of this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

13.11 Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Section” and “Schedule” are references to the numbered sections of this Agreement and any schedules or appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this Agreement shall include the schedules and appendices attached to this Agreement and any later executed Project Plans under this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

Signatures appear on the following page

CONFIDENTIAL	32

1-27-2016

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

ESPECIFICOS STENDHAL SA DE CV	ADVAXIS, INC.

Carlos Arenas Wiedfeldt	Daniel J. O’Connor, Esq.
CEO	CEO
Date:	Date:

CONFIDENTIAL	33

1-27-2016

Schedule 4.2

MONTHLY REPORT (EXAMPLE)

Monthly Report
						Prompt Payment Discount				Actual Duties & Customs Expenses in USD	Packaging and Labeling Cost	Advaxis Finished Product Production Cost	Profit to be Shared	Stendhal’s Revenue Share	Advaxis Revenue Share
Step 1	Step 2	Step 3	Step 4	Step 5	Step 6	Step 7	Step 8	Step 9	Step 10	Step 11	Step 12	Step 13	Step 14	Step 15	Step 16
Country	Date of Invoice	Stendhal’s Invoice Number	Units Sold	Stendhal’s Invoice Unit Price in LC	Total Invoice Value in LC	5% Discounts/ Commercial Terms	Initial Net Sales	Exchange Rate @ End of the Month	Total Invoice Value in USD	Actual Duties & Customs Expenses in USD	Packaging, Labeling	Finished Product Production Cost	Profit to be Shared	75% Stendhal’s Revenue Share	25% Advaxis Revenue Share
*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
												*	*	*	*
												Result 1	Result 2	Result 3	Result 4

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	34

1-27-2016

Step
1	Country where the sale was performed
2	Date when the invoice was issued
3	Number of the invoice
4	Number of units sold on the invoice
5	Unit selling price in local currency
6	Total value of the invoice without taxes (VAT or similar) in local currency (STEP 4 x STEP 5)
7	Amount of any Commercial Discount / Terms in local currency
8	Deduct the Commercial Discount / Terms from the total value of the invoice in local currency (STEP 6 minus STEP 7)
9	Exchange Rate @ the end of the month, last working day of the month
10	Local currency conversion into USD (STEP 8 divided by STEP 9)
11	Total of importation duties, expenses and taxes of the batch imported divided by the total amount of the batch and times product units sold per invoice
12	STEP 4 x Stendhal's Packaging and Labeling Cost
13	Advaxis Finished Product Production Cost (i.e., the Product transfer price)
14	Profit to be Shared (STEP 10 minus STEP 11, STEP 12 and STEP 13)
15	Stendhal’s Revenue Share
16	Advaxis Revenue Share
Result 1	Total Finished Production Cost
Result 2	Total Profit to be Shared
Result 3	Total Stendhal Revenue Share
Result 4	Total Advaxis Revenue Share

CONFIDENTIAL	35

1-27-2016

Schedule 5.1

LICENSED PATENTS AND TRADEMARKS

Type	Location	Status	App. No.	Publ. No.	Reg. No.	Filing Date	Title
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL	36

1-27-2016